EXHIBIT 14.1

CoSine Communications

CODE OF BUSINESS CONDUCT AND ETHICS

CoSine Communications
CODE OF BUSINESS CONDUCT AND ETHICS

1.	Introduction

This Code of Business Conduct and Ethics (the “Code”) of CoSine Communications (the “Company”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out policies to guide all employees, officers and directors of the Company (“Company Persons” or individually, a “Company Person”). All Company Persons must conduct themselves according to these policies and seek to avoid even the appearance of improper behavior.

Those who violate the policies in this Code will be subject to disciplinary action, up to and including a discharge from the Company and, where appropriate, civil liability and criminal prosecution. If you are in (i) a situation that you believe may violate or lead to a violation of this Code or (ii) a questionable situation regarding the Company’s accounting or auditing matters, follow the policies described in Sections 14 and 15, respectively, of this Code.

Nothing in this Code, in any Company policies or procedures, or in other related communications (verbal or written), creates or implies a contract of employment for a definite or indefinite term.

For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Code shall also be the Company’s code of ethics for senior financial officers and the chief executive officer (“Senior Officers”).

2.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is one of the foundations on which this Company’s ethical policies are built. All Company Persons must respect and obey the laws of the cities, states and countries in which we operate. Although not all Company Persons are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel.

3.	Conflicts of Interest

The Company respects the rights of Company Persons to manage their personal affairs and investments and does not wish to intrude upon their personal lives. At the same time, Company Persons must act in the best interests of the Company and avoid situations that present a potential or actual conflict between their interests and the interests of the Company.

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when a Company Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when a Company Person or members of his or her family, receive improper personal benefits as a result of his or her position in or with the Company. Loans to, or guarantees of obligations of, Company Persons or their family members also create conflicts of interest.

Conflicts of interest are generally prohibited as a matter of Company policy. Exceptions may only be made after review and approval of specific or general categories by the Board of Directors of the Company (the “Board of Directors”). Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor or the Company’s President and Chief Executive Officer. Any Company Person who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the policies described in Sections 14 and 15 of this Code.

A conflict of interest may also occur when Company Persons are engaged in a business or business activity that is in competition with or injurious to the Company. Directors and officers should consult with the President and Chief Executive Officer of the Company before engaging in any such business. An employee should consult with an appropriate supervisor or the Company’s President and Chief Executive Officer before engaging in any business or business activity.

4.	Insider Trading

Company Persons who have access to confidential or non-public information about the Company are not permitted to use or share that information for any purpose except the conduct of Company business. In particular, Company Persons are prohibited from using or disclosing any confidential or non-public information for stock trading purposes. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Employees are expected to understand and comply with the Company’s Insider Trading Policy, which contains more detailed policies and rules relating to transactions in the Company’s securities. If you have any questions, please consult the Company’s Insider Trading Policy or the Compliance Officer named in the Insider Trading Policy immediately. The Company’s Insider Trading Policy is not a part of this Code.

5.	Corporate Opportunities

Company Persons owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. Company Persons are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position. No Company Person may use corporate property, information, or position for improper personal gain, and no Company Person may compete with the Company directly or indirectly. Company Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

6.	Competition and Fair Dealing

The Company seeks to outperform its competitors fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Company Persons should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No Company Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

7.	Gifts

The receipt or giving of gifts or favors may be seen as an improper inducement to grant some concession in return to the donor. The Company wants its customers, collaborators, vendors, and suppliers to understand that their business relationship with the Company is based completely on each other’s respective competitive abilities to meet business needs.

The giving or receiving of a business gift by a Company Person may present a conflict of interest and in some cases may be prohibited by law or regulation. Company Persons may not give to, or accept from, customers or suppliers (or potential customers or potential suppliers) gifts or entertainment other than those of nominal value, such as meals, calendars, flowers, fruit, candy, books, and advertising novelties. All gifts and entertainment, other than those of nominal value, must be disclosed to the President and Chief Executive Officer. The Company will keep written reports of such disclosures. Such a reporting, reviewing, and record-keeping system should serve to prevent an unintended breach of trust and should enable the Company to better protect itself from acts of self-dealing at the expense of the Company.

8.	Equal Employment Opportunity Policy

The Company is committed to providing equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstance. This policy applies to all terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. The Company does not tolerate or condone any type of discrimination prohibited by law, including harassment.

If you have any questions, please consult the Company’s Equal Employment Opportunity and Affirmative Action Policy or the Compliance Officer named in the Equal Employment Opportunity Policy immediately.  The Company’s Equal Employment Opportunity and Affirmative Action Policy is not a part of this Code.

9.	Record-Keeping

The Company requires honest, accurate, and prompt recording and reporting of information in order to make responsible business decisions and to provide full, fair, accurate, and timely disclosure. All of the Company’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal and accounting requirements and to the Company’s system of internal controls. The accurate and timely reporting of the Company’s financial results and financial condition requires that all financial information be recorded promptly and accurately, and that the Company’s systems for recording and reporting that information be properly functioning and subject to regular and thorough evaluations. All information you record or report on behalf of the Company—whether for the Company’s purposes or for use by third parties—must be done honestly and accurately. Providing false or misleading information in connection with any aspect of the Company’s business or operations will not be tolerated.

10.	Confidentiality

In carrying out the Company’s business, Company Persons often learn confidential or proprietary information about the Company, its customers, prospective customers, or other third parties. Company Persons must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its businesses, financial performance, pricing information, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

11.	Protection and Proper Use of Company Assets

Company Persons should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes only. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

12.	Public Disclosure

All disclosure in reports and public documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company shall be full, fair, accurate, timely, and understandable. All Company Persons who are involved in the Company’s disclosure process, including Senior Officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, within or outside the Company, including the Company’s independent auditors. In addition, any Company Person who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

13.	Waivers and Amendments of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law or regulation.

Any amendment to a provision of the Code that applies to the Senior Officers will be disclosed in accordance with the applicable requirements of the SEC.

14.	Reporting any Illegal or Unethical Behavior

If you believe that actions have taken place, may be taking place or may be about to take place that violate or would violate this Code, you must bring the matter to the attention of the Company. You are encouraged to talk to supervisors, executive officers, or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Any supervisor or manager who receives a report of a potential violation of this Code must report it immediately to the Company’s legal counsel.

You may communicate any violations of this Code either anonymously or by name to the Company’s legal counsel by any of the following methods:

•	In writing by U.S. mail addressed to the office of the Company’s legal counsel:

Collette Erickson Farmer & O’Neill LLP
Attention: Andy Pontious
235 Pine Street, Suite 1300, San Francisco, CA 94104

•	By e-mail to the Company’s legal counsel: apontious@collette.com

•	By calling the Company’s legal counsel: (415) 788-4646

The Company would prefer you identify yourself to facilitate its investigation of any report. However, you may choose to remain anonymous. The Company will use reasonable efforts to protect the identity of any person who reports potential misconduct and any retaliation for reports of misconduct by others made in good faith will not be tolerated. See “Section 16. Protection for Persons Reporting Questionable Behavior”.

Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code.

15.	Duty to Report Questionable Accounting or Auditing Matters

All Company Persons are responsible for reporting to the Company any questionable situation regarding the Company’s accounting, internal accounting controls, or auditing matters, or a concern regarding questionable accounting or auditing matters that come to their attention. Any person may report such a complaint or concern to the Company’s legal counsel by using any of the methods described in section 14. The Company’s legal counsel is required to forward all such complaints to the Board of Directors.

If a complaint regarding accounting, internal accounting controls, or auditing matters is brought to the attention of an executive officer of the Company, either by an employee or a third party outside of the confidential and anonymous submission process, the executive officer is required to report the complaint directly to the Board of Directors. If a complaint regarding accounting, internal accounting controls or auditing matters is brought to the attention of a non-executive employee of the Company, such employee may either (i) report such complaint directly to his or her supervisor or (ii) submit the complaint to the President and Chief Executive Officer or the Company’s legal counsel.

All reports submitted by employees of the Company regarding questionable accounting or auditing matters will be treated to the extent possible, as confidential.

Questions concerning these procedures may be directed to the Company’s President and Chief Executive Officer or the Company’s legal counsel.

16.	Protection for Persons Reporting Questionable Behavior

Our commitment to promoting the highest ethical standards includes a responsibility to foster an environment that allows Company Persons to report violations without the fear of retaliation or retribution. You will not be disciplined, lose your job, or be retaliated against in any other way for asking questions or voicing concerns about our legal or ethical obligations, as long as you are acting in good faith. “Good faith” does not mean that you have to be right—but it does mean that you believe that you are providing truthful information. The important thing is that you bring your question or concern to the Company’s attention through one of the available channels.

Company Persons must never be discouraged from using any available channel within the organization. Even simple questioning of a person reporting a violation can lead to unintentional retaliation, as it may make that person feel that he or she did something wrong by choosing one method over another. Any person reporting a violation under this Code or questionable accounting or auditing matters must be able to choose whichever method they are most comfortable with to communicate their concern to the Company.

Any Company Person who retaliates against another Company Person for reporting known or suspected violations of our legal or ethical obligations will be in violation of the Code and subject to disciplinary action, up to and including dismissal. Retaliation may also be a violation of the law, and as such, could subject both the individual offender and the Company to legal liability.

Additional questions about retaliation should be addressed to the Company’s President and Chief Executive Officer.

17.	Whistleblower Protection

It is the policy of the Company to encourage employees to notify an appropriate government or law enforcement agency when they have reason to believe the Company is violating a state or federal statute, or violating or not complying with a state or federal rule or regulation.

Employees are protected pursuant to California Labor Code Section 1102.5.

If an employee has information regarding possible violations of state or federal statutes, rules or regulations, or violations of fiduciary responsibility by the Company to its shareholders, investors, or employees, the employee should call the California State Attorney General’s Whistleblower Hotline at 1-800-952-5225. The Attorney General will refer the call to the appropriate government authority for review and investigation.

18.	Investigations and Discipline

The responsibility for administering the Code, investigating alleged violations and determining corrective and disciplinary action rests with various groups within the Company. The Board of Directors is responsible for maintaining and updating the Code depending on the circumstances, in some cases senior managers and other officers will be involved to consider and determine the appropriate corrective or disciplinary action. Code violations and the corrective actions will be reported to the Board of Directors. In some cases, the Board of Directors will be responsible for conducting the investigation and determining the actions to be taken.

The Company strives to impose discipline for each Code violation that fits the nature and particular facts of the violation. The Company generally will issue warnings or reprimands for less significant, first-time offenses. Violations of a more serious nature may result in an action such as suspension without pay, demotion, or reduction of compensation. Termination of employment generally is reserved for conduct such as theft or other violations amounting to a breach of trust, or for cases where a person has engaged in multiple violations. Terminations may also be appropriate for ethical violations if the Company Person has had appropriate training and consciously chose to pursue unethical behavior. Violations of the Code are not the only basis for disciplinary action. The Company has additional guidelines and procedures governing conduct, and violations of those guidelines and procedures may also result in corrective or disciplinary action.

19.	Public Filing

This Code and any amendments to this Code shall be filed with the SEC as required by law or regulation and shall be distributed to and reviewed by all employees of the Company.

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CERTIFICATION

I hereby acknowledge that I have read the Code of Business Conduct and Ethics of CoSine Communications, have become familiar with its contents and will comply with its terms. Any violations of which I am aware are noted below.

_________________________ Name (please print) _________________________ Signature _________________________ Date

Please describe any violations, exceptions or comments below: